EXHIBIT 11.1

                    J & J SNACK FOODS CORP.
            COMPUTATION OF EARNINGS PER COMMON SHARE


                                         Fiscal year ended
                                September 27,September 28,September 30,
                                     1997         1996         1995
Primary Earnings Per Share
Net earnings                     $ 8,159,000  $ 5,843,000  $ 5,804,000

Weighted average number of
 common shares outstanding
 during year                       8,780,000    8,940,000    9,436,000

Add common equivalent shares
 (as determined by the
 application of the treasury
 stock method) representing
 shares issuable upon assumed
 exercise of stock options           205,000       73,000      108,000

Weighted average number of
 common shares used in
 calculation of primary
 earnings per share                8,985,000    9,013,000    9,544,000

Earnings per common share
 assuming no dilution                $.91         $.65         $.61

Fully Diluted Earnings Per Share
Net earnings                     $ 8,159,000  $ 5,843,000  $ 5,804,000

Weighted average number of common
 shares outstanding during year    8,780,000    8,940,000    9,436,000

Add common equivalent shares (as
 determined by the application
 of the treasury stock method)
 representing shares issuable
 upon assumed exercise of stock
 options                             205,000       75,000      106,000

Weighted average number of
 common shares used in calcu-
 lation of fully diluted
 earnings per share                8,985,000    9,015,000    9,542,000

Earnings per common share
 assuming full dilution              $.91         $.65         $.61